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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement of Form N-1A (the "Registration Statement") of our report dated May 17, 1996, relating to the statement of assets and liabilities of CVO Greater China Fund, Inc., which appears in such Statement ofAdditional Information. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information and to the reference to us under the heading "Independent Accountants" in the Prospectus which constitutes part of this Registration Statement.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
May 27, 1997